Exhibit 99.1

Stereotaxis Announces Changes to its Board of Directors

ST. LOUIS, MO, June 4, 2018 – Stereotaxis, Inc. (OTCQX: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today announced the appointment of Ross B. Levin to its board of directors. Mr. Levin is the Director of Research at Arbiter Partners, a successful New York-based investment fund and shareholder of Stereotaxis. Mr. Levin serves on the board of directors for NYSE-listed Capital Senior Living Corporation and is Vice Chairman of the Cerebral Palsy Associations of New York State.

“Stereotaxis has the potential to transform endovascular medicine and improve patient care,” said Mr. Levin. “I am excited to join the board and look forward to actively contributing to the effort to build a highly successful and impactful company.”

Concurrent with the appointment of Mr. Levin, Stereotaxis also announced that Fred A. Middleton is retiring from the board. Mr. Middleton and Sanderling Ventures were among the first institutional investors in Stereotaxis and Mr. Middleton has served on the board of directors since the company’s earliest days as a start-up. “I have enjoyed my time helping Stereotaxis grow from a promising new technology to a global company with clinically and commercially validated surgical robotic systems in cardiology that have successfully treated over 100,000 patients to date,” commented Mr. Middleton. “I am also encouraged by the commitment of Stereotaxis’ management and investors to the continued innovation of the Company’s technology platform which I believe should create a path for greater clinical adoption and growth.”

Chairman of the Board and CEO, David Fischel, remarked on the transition, “We appreciate Fred’s many contributions over the years in nurturing and supporting Stereotaxis’ progress. We are excited to have Ross join the board.”

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com